Exhibit 99.1

News Release

Media Contact: Andrea Kozek

Senior Manager, Public Relations

920-491-7518 | Andrea.Kozek@associatedbank.com

Investor Contact: Ben McCarville
Vice President | Director of Investor Relations
920-491-7059 | Ben.McCarville@AssociatedBank.com

Associated Banc-Corp announces retirement of Controller and appointment of Successor

GREEN BAY, Wis., June 28, 2024 – Associated Banc-Corp (NYSE: ASB) (“Associated”) announced today that Tammy C. Stadler, 58, Executive Vice President, Corporate Controller and Chief Accounting Officer, will retire from those positions effective July 15, 2024. Stadler will remain with Associated in a consultative capacity until September 1, 2024, to assure a successful transition of her duties. Stadler will be succeeded as Corporate Controller and Chief Accounting Officer by Ryan Beld, 35.

Beld, currently the Assistant Controller, joined Associated in 2020. Prior to joining Associated, Beld was a senior financial analyst with Northwestern Mutual. Beld is a CPA and was employed by KPMG LLP from 2012-2018. Beld will report to Chief Financial Officer, Derek S. Meyer. “We are pleased to promote Ryan to Corporate Controller and Chief Accounting Officer,” said Meyer. “His experience and ability make him a perfect fit for the position.”

Stadler retires after a 28 year career at Associated. Andrew Harmening, President and Chief Executive Officer, said, “On behalf of Associated Bank, I thank Tammy for her contributions over her long and successful career. Tammy has been an instrumental member of our leadership team, and we appreciate her support through the transition to Ryan.”

ABOUT ASSOCIATED BANC-CORP

Associated Banc-Corp (NYSE: ASB) has total assets of $41 billion and is the largest bank holding company based in Wisconsin. Headquartered in Green Bay, Wisconsin, Associated is a leading Midwest banking franchise, offering a full range of financial products and services from nearly 200 banking locations serving more than 100 communities throughout Wisconsin, Illinois and Minnesota. The company also operates loan production offices in Indiana, Michigan, Missouri, New York, Ohio and Texas. Associated Bank, N.A. is an Equal Housing Lender, Equal Opportunity Lender and Member FDIC. More information about Associated Banc-Corp is available at www.associatedbank.com.

FORWARD-LOOKING STATEMENTS

Statements made in this presentation which are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Such forward-looking statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “intend,” "target,” “outlook,” “project,” “guidance,” “forecast,” or similar expressions. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. Actual results may differ materially from those contained in the forward-looking statements. Factors which may cause actual results to differ materially from those contained in such forward-looking statements include those identified in the Company’s most recent Form 10-K and subsequent Form 10-Qs and other SEC filings, and such factors are incorporated herein by reference.